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                                   EXHIBIT 2.1


                          CERTIFICATE OF DOMESTICATION

                                       OF

                             NUPRO INNOVATIONS INC.



        The undersigned, the President of TracTop Distributing Inc., hereby certifies the following:

        1. The non-United States corporation to be domesticated in the State of Delaware, TracTop Distributing Inc., was first incorporated on November 27, 1996 in the jurisdiction of the Province of Ontario, Canada.

        2. The name of the corporation immediately prior to the filing of this Certificate of Domestication is: "TracTop Distributing Inc."

        3. The name of the corporation as set forth in the Certificate of Incorporation filed in the State of Delaware pursuant to subsection (b) of
Section 388 of the Delaware General Corporation Law is: "NuPro Innovations Inc."

        4. The jurisdiction that constituted the seat and principal place of business of the corporation immediately prior to the filing of this Certificate of Domestication is the Province of Ontario, Canada.

        Dated effective this 7th day of August, 1997.



        /s/ Gary Fitchett
---------------------------------------
By:     Gary Fitchett, President
        TracTop Distributing Inc.

Address:       110 Ambleside Drive
               Port Perry, Ontario
               L9L1B4  Canada